Exhibit 10.1

FIRST AMENDMENT TO

MULTI-TENANT INDUSTRIAL/COMMERCIAL LEASE (NET)

(Roselle Technology Park)

THIS FIRST AMENDMENT TO MULTI-TENANT INDUSTRIAL/COMMERCIAL LEASE (NET) dated September 4, 2014 (this “First Amendment”) is entered into by and between BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC, a Delaware limited liability company (“Lessor”), and PFENEX INC., a Delaware corporation (“Lessee”), with reference to the following:

R E C I T A L S

WHEREAS, Lessor and Lessee entered into that certain Multi-Tenant Industrial/Commercial Lease - Net dated June 22, 2010 (the “Lease”), for the lease of certain premises (the “Original Premises”), consisting of approximately 22,833 rentable square feet, located at 10790 Roselle Street, San Diego, California (the “10790 Building”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Lessor and Lessee desire by this First Amendment to amend the Lease in order to, among other things, (a) extend the term of the Lease for an additional three (3) year period; (b) expand the Original Premises leased by Lessee under the Lease to include certain premises (the “Additional Premises”), consisting of approximately 7,315 rentable square feet, commonly known as Suite 102 located at 10788 Roselle Street, San Diego, California (the “10788 Building”); (c) provide for the Base Rent to be paid by Lessee for the Expanded Premises (as hereinafter defined) during the remainder of the Original Term and the Extension Term (as hereinafter defined); and (d) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Extension of Term. Lessor and Lessee acknowledge that the Term of the Lease expires according to its terms on March 31, 2021. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the Expiration Date shall be extended such that the Lease shall terminate on March 31, 2024 (the “New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from April 1, 2021 through the New Expiration Date shall be referred to herein as the “Extension Term.”

3. Expansion; Description of Premises and the Building. Effective as of the date (the “Expansion Date”) which is the later of (i) December 1, 2014, and (ii) the date that Lessor

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delivers possession the Additional Premises to Lessee with the Substantial Completion of the Additional Premises Improvements (as such terms are defined in the Leasehold Improvement Exhibit attached as Exhibit B to this First Amendment), which Expansion Date is anticipated to be December 1, 2014, and expiring on the New Expiration Date, unless earlier terminated in accordance with the terms of the Lease, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Additional Premises as outlined on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. Therefore, the Lease is hereby amended such that, from and after the Expansion Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Original Premises and the Additional Premises, which is approximately thirty thousand one hundred forty eight (30,148) square feet (the entirety of such space is referred to herein as the “Expanded Premises”) and all references to the “Building” shall mean and refer to the 10788 Building and the 10790 Building (except to the extent inconsistent with the provisions of the Lease or this First Amendment). Lessor may deliver to Lessee a factually correct Notice of Expansion Date in a form similar to that attached hereto as Exhibit C, which Lessee shall execute and return to Lessor within five (5) business days of receipt thereof. Notwithstanding anything to the contrary contained herein, (i) if the Expansion Date has not occurred on or before January 15, 2015 (the “Outside Expansion Date”), as such date shall be extended for Lessee Delays (as such term is defined in the Leasehold Improvement Exhibit attached as Exhibit B to this First Amendment), but not Force Majeure Delays, then Lessee shall receive for each day past the Outside Expansion Date until the Expansion Date, a credit of one (1) day of monthly Base Rent relating to the Additional Premises for each day of such delay, which credit shall be applied to the Base Rent first due from and after the Expansion Date and (ii) if the Expansion Date has not occurred on or before May 1, 2015, as such date shall be extended for Lessee Delays, but not Force Majeure Delays, then Lessee may terminate this First Amendment by written notice to Lessor, whereupon the advance Rent specified in Section 10 below and the additional Security Deposit referenced in Section 11 below shall be promptly reimbursed to Lessee and this First Amendment (including the extension of the term of the Lease with respect to the Original Premises) shall be null and void.

4. Base Rent for the Additional Premises. In accordance with the terms of the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, Lessee’s Share of Common Area Operating Expenses with respect to the Expanded Premises in accordance with Section 6 below, Lessee shall pay monthly Base Rent for the Additional Premises commencing on the Expansion Date and continuing for the remainder of the Original Term and the Extension Term in accordance with the following schedule:

Period	Monthly Base Rent
December 1, 2014 – November 30, 2015	$11,704.00
December 1, 2015 – November 30, 2016	$12,055.12
December 1, 2016 – November 30, 2017	$12,416.77
December 1, 2017 – November 30, 2018	$12,789.28
December 1, 2018 – November 30, 2019	$13,172.96
December 1, 2019 – November 30, 2020	$13,568.14
December 1, 2020 – November 30, 2021	$13,975.19
December 1, 2021 – November 30, 2022	$14,394.44
December 1, 2022 – November 30, 2023	$14,826.28
December 1, 2023 – March 31, 2024	$15,271.07

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If the Expansion Date does not occur on December 1, 2014, the foregoing schedule of monthly Base Rent shall be adjusted and documented in the form of the Notice of Expansion Date attached as Exhibit C. In such event, the monthly Base Rent for the Additional Premises shall commence on the Expansion Date and adjust on the first day of the month in which each anniversary of the Expansion Date occurs.

5. Base Rent for the Original Premises During the Extension Term. In accordance with the terms of the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, Lessee’s Share of Common Area Operating Expenses with respect to the Expanded Premises in accordance with Section 6 below, Lessee shall pay monthly Base Rent for the Original Premises during the Extension Term according to the following schedule:

Extension Term	Monthly Base Rent
April 1, 2021 – March 31, 2022	$36,822.77
April 1, 2022 – March 31, 2023	$37,927.45
April 1, 2023 – March 31, 2024	$39,065.27

6. Lessee’s Share. Effective as of the Expansion Date and in addition to paying all other amounts due under the Lease, including, without limitation, the Base Rent for the Additional Premises set forth in Section 4 above and the Base Rent for the Original Premises set forth in the Lease and Section 5 above, Lessee shall pay Lessee’s Share of Common Area Operating Expenses for the Expanded Premises in accordance with Paragraph 4 of the Lease. For such purpose, effective as of the Expansion Date, “Lessee’s Share” set forth in Paragraph 1.7 of the Lease shall be forty one and 91/100 percent (41.91%) as to the Industrial Center, one hundred and No/100 percent (100%) as to the 10790 Building, and twenty four and 12/100 percent (24.12%) as to the 10788 Building.

7. Condition of the Expanded Premises. Lessee hereby acknowledges that it has had an opportunity to investigate and inspect the condition of the Additional Premises and the suitability of same for Lessee’s purposes, and, except as otherwise provided in the Lease and this First Amendment, Lessee does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Additional Premises or the suitability of same for Lessee’s purposes. Except as otherwise provided in the Lease and this First Amendment, Lessee acknowledges that neither Lessor nor any agent nor any employee of Lessor has made any representations or warranty with respect to the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Lessee’s business and Lessee expressly warrants and represents that Lessee has relied solely on its own investigation and inspection of the Additional Premises in its decision to enter into this First Amendment and let the Additional Premises in an “as is” condition. No promise of Lessor to alter, remodel, repair, or improve the Original Premises or

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the Additional Premises and no representation, express or implied, respecting any matter or thing relating to the Original Premises or the Additional Premises has been made to Lessee by Lessor or its broker or sales agent other than as may be contained herein or in the Lease. Notwithstanding the foregoing, Lessor shall construct certain improvements to the Additional Premises in accordance with the terms of the Leasehold Improvement Exhibit attached as Exhibit B to this First Amendment. In addition, the Additional Premises shall be delivered to Lessee on the Expansion Date with the existing roof, heating, ventilation and air-conditioning, electrical, lighting and plumbing systems in good working order and Lessor warrants that the such systems shall continue to operate in good working order for the period ending on the ninetieth (90th) day after the Expansion Date (the “Warranty Period”), except to the extent such failure in any such systems to operate in good working order is caused by Lessee’s use or alterations to the Additional Premises or failure to properly maintain the systems as required by the Lease, as amended by this First Amendment. If a non-compliance with the foregoing warranty exists at any time prior to the expiration of the Warranty Period, Lessor shall, except as otherwise provided in the Lease or this First Amendment, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Lessor’s expense. If Lessee does not give Lessor written notice of a non-compliance on or before the expiration of the Warranty Period, correction of that non-compliance shall be as set forth in the Lease, as modified by this First Amendment. Lessor hereby informs Lessee that the Expanded Premises have not undergone inspection by a Certified Access Specialist (“CASp”). The foregoing verification is included in this First Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Lessor’s and Lessee’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Lessee hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the 10788 Building, 10790 Building, the Original Premises, the Additional Premises or the Industrial Center have not undergone inspection by a CASp.

8. Improvement Allowance for the Original Premises. Lessor shall provide to Lessee an improvement allowance to pay Lessee’s costs and expenses (“Improvement Costs”) incurred by Lessee in design, permitting and construction of certain permanently affixed improvements (including, without limitation, costs of space planners, architects, and project managers, and costs of painting and carpeting) to the Original Premises (the “Original Premises Improvements”) up to an aggregate maximum amount of One Hundred Fourteen Thousand One Hundred Sixty Five and No/100 Dollars ($114,165.00) (the “Allowance”). Lessor shall pay portions of the Allowance to Lessee from time to time, but not more often than once a month, within thirty (30) days of Lessor’s receipt of invoices therefor and unconditional mechanics lien waivers for all work evidenced by the current month’s invoices. Lessor shall be paid a construction management fee (the “Construction Management Fee”) equal to four percent (4%) of the amount of the Allowance disbursed by Lessor. The Construction Management Fee shall be included in the Improvement Costs and Lessor shall deduct the Construction Management Fee from the Allowance. If Lessee has not requested payment of any portion of the Allowance by December 31, 2015, then Lessee shall not be entitled to any further payments of, and shall not have any further right to, such portion of the Allowance. Except as otherwise expressly provided herein, the Original Premises Improvements shall be subject to all of the applicable terms and provisions of the Lease, including, without limitation, all of the requirements for Alterations set

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forth in Paragraph 7.3 of the Lease; provided, however, that (i) Lessor shall not require Lessee to obtain any lien or completion bond or similar security in connection with the Original Premises Improvements, (ii) Lessee shall not be required to pay or reimburse Lessor for any costs and expenses in connection with the Original Premises Improvements other than the Construction Management Fee, and (iii) Lessee shall not be required to remove or restore any of the Original Premises Improvements that constitute typical office improvements or that are consistent with the existing improvements in the Original Premises. Lessee will be responsible for paying all Improvement Costs in excess of the Allowance, if any. In no event shall Lessor be obligated to make disbursements pursuant to this Section in a total amount which exceeds the Allowance. In the event that the actual Improvement Costs are less than the Allowance, Lessee shall not be entitled to any credit against rent for any unused portion of the Allowance. All improvements paid for with the Allowance shall be deemed Lessor’s property under the terms of the Lease. Except as specifically set forth in this First Amendment and/or the Lease, Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Original Premises or the Expanded Premises.

9. Use of the Additional Premises. The Additional Premises shall be used by Lessee solely for general office, research and development and warehousing and other related incidental uses, as may be permitted under existing zoning laws governing the Additional Premises and for no other use or purpose without Lessor’s prior written consent.

10. Advance Rent. Concurrently with the execution and delivery of this First Amendment to Lessor, Lessee shall deliver to Lessor a check in the amount of $ 14,008.23, which constitutes the first (1st) monthly installment of Base Rent and Lessee’s Share of estimated Common Area Operating Expenses for the Additional Premises.

11. Security Deposit. Concurrently with the execution and delivery of this First Amendment to Lessor, Lessee shall pay to Lessor the amount of Seventeen Thousand Five Hundred Seventy Five and 30/100 Dollars ($17,575.30) to increase the Security Deposit being held by Lessor under the Lease. Effective as of the Extension Term Commencement Date, the Lease shall be amended by replacing all references to the existing amount of the Security Deposit with the amount of Fifty Three Thousand Three Hundred Twenty Five and 56/100 Dollars ($53,325.56), the increased amount of the Security Deposit.

12. Utilities; HVAC; Maintenance of Additional Premises.

a. Utilities. Lessee shall provide all necessary authorizations for Lessor to obtain any bills relating to utility usage at the Expanded Premises directly from the utility provider, including delivering a signed and completed original of the authorization form attached as Exhibit D to this First Amendment to Lessor concurrently with Lessee’s execution and delivery of this First Amendment to Lessor. If Lessor is unable to obtain the information from the utility provider, following Lessor’s request, Lessee shall provide copies of all utility bills within ten (10) days of Lessee’s receipt. If any utilities or services are not separately metered to the Additional Premises or separately billed to the Additional Premises, Lessee shall pay to Lessor a reasonable proportion to be reasonably determined by Lessor of all such charges jointly metered or billed with other premises in the 10788 Building, in the manner and within the time

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periods set forth in Subparagraph 4.2 (d) of the Lease. Lessee shall have the right to inspect the invoices for such non-separately metered utilities. At Lessor’s option, Lessor may maintain a telephone line or lines in Lessor’s name for a security alarm system and/or fire-life/safety system for the 10788 Building and the 10790 Building, the cost of which shall be included in Common Area Operating Expenses.

b. HVAC. As part of the Additional Premises Improvements and as a condition precedent to the Expansion Date, Lessor shall cause the HVAC systems serving the Additional Premises to be configured such that they exclusively serve the Additional Premises and that Lessee shall have exclusive control over the hours of operation of such HVAC systems. Lessee shall not be charged any after-hours charges for operation of the HVAC after normal business hours (provided that Lessee shall pay all utility charges relating to such use). Notwithstanding anything to the contrary in the Lease, with respect to the Additional Premises and the 10788 Building only, Lessor shall perform (and Lessee shall have no liability to perform) any maintenance, repair or replacements (including the obligation to maintain service contracts pursuant to Section 7.1(b) of the Lease) to the heating, ventilating and air conditioning units serving the Premises or the Building. Any costs incurred by Lessor in connection with the prior sentence shall be included in Common Area Operating Expenses, subject to the provisions of Section 7.1(d) of the Lease.

c. Maintenance of Additional Premises. Notwithstanding anything to the contrary contained in the Lease, Lessee’s obligation under Paragraph 7.1(a) of the Lease to maintain all equipment or facilities specifically serving the Additional Premises shall be limited to those items located within the Additional Premises, but excluding any items which are expressly the responsibility of Lessor under the Lease, as amended by this First Amendment

13. Lessor’s Address for Notices and Payment of Rent. The address for notices to Lessor under the Lease is hereby amended as follows:

Notice Address:	c/o Westcore Properties, LLC
4435 Eastgate Mall, Suite 300
San Diego, California 92121
Attention: Leasing Manager

The address for payment of rent to Lessor under the Lease is hereby amended as follows:

Rent Address: See Rent Payment Instructions attached as Exhibit E.

14. Estoppel. Lessee hereby certifies and acknowledges, that as of the date hereof (a) to Lessee’s current, actual knowledge, Lessor is not in default in any respect under the Lease, (b) to Lessee’s current, actual knowledge, Lessee does not have any defenses to its obligations under the Lease, (c) Lessee has paid to Lessor a Security Deposit in the amount of $35,750.26 under the Lease (subject to increase in accordance with Section 11 above), and (d) there are no offsets against rent payable under the Lease. Lessee acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Lessor in entering into this First Amendment; (ii) such representations are being made by Lessee for purposes of inducing

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Lessor to enter into this First Amendment; and (iii) Lessor is relying on such representations in entering into this First Amendment. Lessor hereby certifies and acknowledges, that as of the date hereof, to Lessor’s current, actual knowledge, Lessee is not in default in any respect under the Lease.

15. Brokers. Lessee hereby represents and warrants to Lessor that Lessee has not entered into any agreement or taken any other action which might result in any obligation on the part of Lessor to pay any brokerage commission, finder’s fee or other compensation with respect to this First Amendment, other than to Hughes Marino and Cassidy Turley (the “Brokers”), and Lessee agrees to indemnify and hold Lessor harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Lessor by reason of any breach or inaccuracy of such representation or warranty. Lessor shall pay any fees or commissions owed to the Brokers pursuant to a separate written agreement.

16. Confidentiality. Lessor and Lessee agree that the covenants and provisions of this First Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, sale or marketing or subleasing of the Premises, other than Lessee’s or Lessor’s counsel or leasing or sub-leasing broker, accountants, financial advisors, lenders, investors, investment bankers, purchasers or any proposed assignee or sublessee, as required by law or in connection with any filing with the Securities and Exchange Commission or any legal proceeding.

17. Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this First Amendment, this First Amendment shall control.

18. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this First Amendment or any provision thereof, for damages by reason of any alleged breach of this First Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

19. Submission. Submission of this First Amendment by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligations on Lessor shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Lessor and Lessee.

20. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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21. Lender Approval. Lessor represents and warrants that it has obtained the written approval of its lender to this First Amendment.

22. Signage. Lessor, at Lessor’s sole expense, shall provide all building standard suite identification signage in the lobby of the 10788 Building for the Additional Premises.

23. Parking. In addition to Lessee’s parking rights under the Lease with respect to the Original Premises, Lessee shall have the right to three (3) parking spaces per thousand rentable square feet of the Additional Premises, at no cost to Lessee.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties as of the date first referenced above.

“Lessor”

BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC,
a Delaware limited liability company

By:	Westcore Investments I, LLC
a Delaware limited liability company
its Sole Member

By:	Westcore Properties, LLC
a Delaware limited liability company its Sole Member

	By:	/s/ Donald Ankeny
	Name:	Donald Ankeny
	Title:	Authorized Signatory

“Lessee”

PFENEX INC., a Delaware corporation

By:	/s/ Bertrand C. Liang
Name:	Bertrand C. Liang
Title:	CEO

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EXHIBIT A

SITE PLAN OF ADDITIONAL PREMISES

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EXHIBIT B

LEASEHOLD IMPROVEMENT EXHIBIT

(Lessor to Construct)

This Leasehold Improvement Exhibit shall set forth the terms and conditions relating to the construction of the Leasehold Improvements in the Additional Premises. This Leasehold Improvement Exhibit is essentially organized chronologically and addresses the issues of the construction of the Additional Premises, in sequence, as such issues will arise during the actual construction of the Additional Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in the Lease.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE ADDITIONAL PREMISES

Lessor shall construct and/or install certain improvements in the Additional Premises (collectively, the “Additional Premises Improvements”) using Building standard industrial materials pursuant to that those certain plans and specifications dated August 18, 2014 prepared by donald pittman design, inc. attached hereto as Schedule 1 (the “Approved Plans”). The Additional Premises Improvements shall be constructed in good and workmanlike manner, free of defects and using new equipment and materials of good quality. Lessee acknowledges that certain existing materials and equipment will remain in the Additional Premises, including the use of certain existing doors and light fixtures and several existing HVAC units serving the Additional Premises. If any governmental authority having jurisdiction over the Additional Premises determines that, as of the Expansion Date, the Additional Premises were not in compliance with Applicable Laws in effect and being enforced prior to the Expansion Date, Lessor shall take such action, at Lessor’s expense, as may be reasonable or appropriate to rectify the non-compliance, except to the extent such compliance is triggered by Lessee’s specific use of, or improvements to, the Additional Premises. Within ten (10) days of Lessee’s receipt of Building standard samples for the paint, flooring and other finishes, Lessee shall make a selection in writing to Lessor. If Lessee fails to timely select such paint, flooring or other finishes within two (2) business days of Lessor’s notice to Lessee of such failure, Lessee shall have no further right to make such selection and Lessor may choose the paint, flooring and other finishes in its sole and absolute discretion. Lessee shall make no changes or modifications to the Approved Plans or the Additional Premises Improvements without the prior written consent of Lessor, which consent shall not be unreasonably withheld, but may be withheld at Lessor’s option if such change or modification would, in Lessor’s reasonable discretion:

1.1 directly or indirectly delay the “Substantial Completion” of the Additional Premises Improvements as that term is defined in Section 4 of this Leasehold Improvement Exhibit, unless Lessee agrees in writing that such delay constitutes a Lessee Delay,

1.2 increase the cost of designing or constructing the Additional Premises Improvements, unless Lessee agrees in writing to pay for such increase,

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1.3 require modification to any portion of the Building other than the Additional Premises,

1.4 detrimentally affect any of the Building utilities, systems, or structure, or the value, use, or appearance of the Building or the Industrial Center,

1.5 interfere with the operations of any lessees of the Industrial Center,

1.6 increase the cost of operating the Building or the Industrial Center, or

1.7 violate any agreement, law or code that affects the Building or binds Lessor, including, without limitation, this Lease.

SECTION 2

OVER ALLOWANCE AMOUNT

In the event that after Lessee’s execution of the First Amendment, any revisions, changes, or substitutions shall be made to the Approved Plans or the Additional Premises Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be specified in an approved written change order signed by Lessee and paid by Lessee to Lessor immediately upon Lessor’s request. Notwithstanding any estimate, projection or statement which may be made by Lessor or any contractor, representative or agent of Lessor, Lessor shall not be deemed to guaranty the cost of the design or construction of the Leasehold Improvements.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Lessor hereby assigns to Lessee on a non-exclusive basis all assignable warranties and guaranties, if any, by the contractor who constructs the Additional Premises Improvements (the “Contractor”) relating to the Additional Premises Improvements, and, except as provided in this Section, Lessee hereby waives all claims against Lessor relating to, or arising out of the construction of, the Additional Premises Improvements. Lessor shall require the Contractor to provide a warranty of not less than twelve (12) months with respect to the Additional Premises Improvements. Lessor agrees to repair and correct, or cause to be repaired and corrected, any defect in the Additional Premises Improvements identified by Lessee to Lessor in writing within twelve (12) months after the Expansion Date.

SECTION 4

COMPLETION OF THE ADDITIONAL PREMISES IMPROVEMENTS

If there shall be a delay or there are delays in the Substantial Completion of the Additional Premises Improvements or in the occurrence of any of the other conditions precedent to the Expansion Date beyond December 1, 2014 as a direct, indirect, partial, or total result of (collectively, “Lessee Delays”):

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4.1 Lessee’s failure to timely approve any matter requiring Lessee’s approval within the time periods prescribed in this Exhibit;

4.2 A breach by Lessee of the terms of this Leasehold Improvement Exhibit or the Lease;

4.3 Lessee’s request for changes in the Approved Plans;

4.4 Lessee’s requirement for materials, components, finishes or improvements which are not identified in the Approved Plans and are not available in a commercially reasonable time, or which are different from, or not included in, Lessor’s standard improvement package items for the Building; or

4.5 Any other acts or omissions of Lessee, or its agents, or employees, provided that Lessee receives notice of such acts or omissions from Lessor and fails to cure such delay within twenty-four hours after receipt of such notice;

Then, notwithstanding anything to the contrary set forth in the Lease, the First Amendment or this Leasehold Improvement Exhibit and regardless of the actual date of the Substantial Completion of the Additional Premises Improvements, the Expansion Date shall be deemed to be the date the Expansion Date would have occurred if no Lessee Delays had occurred. As used in the First Amendment and this Leasehold Improvement Exhibit, the term “Substantial Completion” shall mean that Lessor has completed the Additional Premises Improvements substantially in accordance with this Leasehold Improvement Exhibit except for finishing details of construction, decoration, mechanical, and other adjustments and other items of the type commonly found on an architectural “punch list” (“Punch List Items”), none of which materially interfere with Lessee’s use or occupancy of the Additional Premises for normal business operations.

“Force Majeure Delay” shall mean any delay by Lessor in completing the Additional Premises Improvements by reason of any strike, lockout, labor dispute, act of God, inability to obtain services, labor or materials or reasonable substitutes therefore, governmental action, governmental regulation, governmental control, delay in issuance of permits, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Lessor. The time for performance of any obligation of Lessor to construct the Additional Premises Improvements under this Leasehold Improvement Exhibit or the First Amendment shall be extended by the period of any Force Majeure Delay.

SECTION 5

PUNCH LIST PROCEDURE

Within ten (10) business days after Lessor notifies Lessee of the Substantial Completion of the Additional Premises Improvements, Lessee shall notify Lessor in writing of all Punch List Items. Any Punch List Items identified in such written notice delivered by Lessee within such period shall be corrected by Lessor within a reasonable time thereafter not to exceed sixty (60) days. Punch List Items shall not include any damage caused in connection with Lessee’s move-in or early access to the Additional Premises pursuant to Section 6.1.

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SECTION 6

MISCELLANEOUS

6.1 Lessee’s Entry Into the Additional Premises Prior to Substantial Completion. Provided that Lessee and its agents do not interfere with Contractor’s work in the Building and the Additional Premises, Contractor shall allow Lessee access to the Additional Premises prior to the Substantial Completion of the Additional Premises Improvements for the purpose of Lessee installing furniture, equipment, personal property or fixtures (including Lessee’s data and telephone equipment) in the Additional Premises. Prior to Lessee’s entry into the Additional Premises as permitted by the terms of this Section 6.1, Lessee shall submit a schedule to Lessor and Contractor, for their approval, which schedule shall detail the timing and purpose of Lessee’s entry. Any entry into the Additional Premises by Lessee, or any storage or installation of any property in the Additional Premises by Lessee prior to Substantial Completion of the Additional Premises Improvements (if approved in writing in advance by Lessor) shall be at the sole risk of Lessee, including, but not limited to theft, bodily injury, vandalism or other damage. Lessee shall strictly comply with all requirements of Lessor and Lessor’s contractor concerning Lessee’s entry into the Additional Premises before Substantial Completion of the Additional Premises Improvements. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to the Building or Additional Premises and against injury to any persons caused by Lessee’s actions pursuant to this Section 6.1.

6.2 Lessee’s Representative. Lessee has designated Henry Talbot as its sole representative with respect to the matters set forth in this Leasehold Improvement Exhibit, who, until further written notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Leasehold Improvement Exhibit. Upon request from Lessor or its representative, architect, contractor or engineer, Lessee’s representative shall supply such information, and issue such approvals as may be requested, to complete the design and construction of the Additional Premises Improvements.

6.3 Lessor’s Representative. Following the mutual execution and delivery of this Lease, Lessor shall designate its sole representatives with respect to the matters set forth in this Leasehold Improvement Exhibit, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Leasehold Improvement Exhibit.

6.4 Time of the Essence in This Leasehold Improvement Exhibit. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

Lessor’s Initials: DA
Lessee’s Initials:

6.5 Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if a Breach as described in Section 13.1 of the Lease, has occurred at any time on or before the Substantial Completion of the Additional Premises Improvements, then (i) in addition to all other rights and remedies granted to Lessor pursuant to this Lease, Lessor shall have the right to cause Contractor to cease the construction of the Additional Premises Improvements (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Additional Premises Improvements caused by such work stoppage), and (ii) all other obligations of Lessor under the terms of this Leasehold Improvement Exhibit shall be forgiven until such time as such default is cured.

Page 5 of 5	Lessor’s Initials: DA
Lessee’s Initials:

SCHEDULE 1 TO LEASEHOLD IMPROVEMENT EXHIBIT

APPROVED PLANS

(D) TYPICAL ELEVATIONS

Space Study Room Schedule	
Room Type	Count
[illegible]	[illegible]

Electrical Fixture Schedule	
Type	QTY
[illegible]	[illegible]

Space Study Door Schedule				
Type	Description	Count	Hardware	Comments
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Door Hardware	
Hardware Set	Door Hardware Description
[illegible]	[illegible]

Space Study Window Schedule					
Type	Description	Count	Width	Height	Comments
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

(C) SPACE STUDY SCHEDULES

(B) SYMBOL LEGEND

(A) SPACE STUDY PLAN NOTES

donald oitman design inc.

PFENEX

10788 ROSELLE STREET SAN DIEGO, CA

SS-C

1	Lessor’s Initials: DA
Lessee’s Initials:

EXHIBIT C

NOTICE OF EXPANSION DATE

To:

Re:	Multi-Tenant Industrial/Commercial Lease (Net) dated June 22, 2010 between BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC, a Delaware limited liability company (“Lessor”) and PFENEX INC., a Delaware corporation (“Lessee”), as amended by that certain First Amendment to Multi-Tenant Industrial/Commercial Lease (Net) dated September 4, 2014 (the “First Amendment”), concerning 10788 Roselle Street, Suite 102, San Diego, California.

Gentlemen:

In accordance with the First Amendment, we wish to advise you and/or confirm as follows:

1. Substantial Completion of the Additional Premises Improvements has occurred and the Expansion Date occurred on                     , 201     .

2. Rent for the Additional Premises commenced to accrue on                      and monthly Base Rent for the Additional Premises shall be paid in accordance with the following schedule:

Period	Monthly Base Rent
1, 201 – , 201	$11,704.00
1, 201 – , 201	$12,055.12
1, 201 – , 201	$12,416.77
1, 201 – , 201	$12,789.28
1, 201 – , 201	$13,172.96
1, 201 – , 202	$13,568.14
1, 202 – , 202	$13,975.19
1, 202 – , 202	$14,394.44
1, 202 – , 202	$14,826.28
1, 202 – , 202	$15,271.07

3. If the Expansion Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

[SIGNATURES ON NEXT PAGE]

1	Lessor’s Initials:
Lessee’s Initials:

“Lessor”:

BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC,

a Delaware limited liability company

By:	Westcore Investments I, LLC a Delaware limited liability company its Sole Member

	By:	Westcore Properties, LLC a Delaware limited liability company its Sole Member

By:
Name:
		Title:	Authorized Signatory

Agreed to and Accepted as of             , 201    .

“Lessee”:

PFENEX INC.,

a Delaware corporation

By:
Name:
Title:

2	Lessor’s Initials:
Lessee’s Initials:

EXHIBIT D

UTILITY PROVIDER AUTHORIZATION

EXHIBIT E

RENT PAYMENT INSTRUCTIONS

Tenant Payment Instructions

BRS Tustin Safeguard Associates II LLC

Make Checks Payable to:	[*]